BOMBARDIER TO FEATURE VISION SYSTEMS' NUANCE WITH
SPD-SMARTGLASS FROM RESEARCH FRONTIERS
AT INNOTRANS 2014 IN BERLIN, GERMANY

Berlin, Germany, September 17, 2014 – Finally there is a convenient and effective solution to control heat, light and glare problems inside mass transit vehicles. Imagine being able to simply push a button and have the windows or partitions in a train, bus, tram or other vehicle instantly darken to block over 99.5% of incoming light, 99.9% of harmful and damaging UV rays, and over 90% of the heat entering inside a vehicle, boat or aircraft. This is made possible using an integrated Nuance solution from Vision Systems with patented SPD-SmartGlass technology invented by New York based Research Frontiers.

Bombardier, a global leader in rail technology and the world’s only manufacturer of both trains and aircraft, will feature in their “FLEXITY 2” tram platform Electronically Dimmable Window engineered and produced by Vision Systems. This innovative tram is part of Bombardier’s portfolio of urban mobility solutions, which it will present at InnoTrans 2014, the world’s largest railway technology trade show. InnoTrans 2014 will take place in Berlin, Germany from September 23 to the 26.

Bombardier has selected Research Frontiers licensee Vision Systems’ “Nuance” SPD solution for this tram. In addition to controlling the level of light and glare coming into a train, it offers many other advantages. This electronically dimmable window technology provides unsurpassed thermal insulation: SPD-SmartGlass substantially rejects solar heat from entering through windows. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduced the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

SPD-SmartGlass delivers other benefits to the passenger and engineer environments in a train, including unsurpassed acoustic insulation, elimination of blinds or shades (reduced cleaning, rattling of shades and a general reduction in interior noise), and keeping an occupied or unoccupied train car cooler without using any power. It does this while providing maximum transparency and viewing opportunities when a small amount of power is applied to align nanoparticles inside a special film inside the glass. The SPD-SmartGlass solution can also be used as a partition between cars or between the engineer and passengers.

Joseph M. Harary, President and CEO of Research Frontiers, noted: “As a frequent traveler on mass transit, I know how uncomfortable it can be on sunny days when the vehicle’s air-conditioning system is trying to compensate for the solar heat gain inside the vehicle. Heavily tinted glass provides a sub-optimal solution because you also want to maintain a connection between the passengers and the outside world. Now, with SPD-SmartGlass technology, either automatically or with the push of a button either by the passenger or the vehicle’s operator, you can instantly and precisely change the tint of the glass to control heat, light and glare and also maximize visibility. At the upcoming Innotrans exhibition, [tens of] thousands of transit industry professionals will be able to experience Bombardier’s FLEXITY 2 tram innovation and experience the benefits of SPD-SmartGlass for themselves.”

To learn more about Bombardier’s urban mobility solutions and FLEXITY 2, please see their PRESS RELEASE.

To learn more about Vision Systems, please see their PRESS RELEASE.

About Research Frontiers:

Research Frontiers is the developer of SPD-Smart light-control technology, which allows users instantly, precisely and uniformly to control the shading of glass or plastic, either manually or automatically. Research Frontiers has over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:
Joseph M. Harary
President & CEO
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “FLEXITY 2” is a trademark of Bombardier. “Nuance” is a trademark of Vision Systems.